EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
October 24, 2007

For more information, please contact:
Hugh W. Mohler, Chairman & CEO                                                                                                                     410-427-3707
Mark A. Semanie, Executive Vice President & CFO                                                                                             410-427-3715

BAY NATIONAL CORPORATION REPORTS
THIRD QUARTER 2007 EARNINGS

BALTIMORE, MD (October 24, 2007) Bay National Corporation (NASDAQ: BAYN), the bank holding company for Bay National Bank, today reported third quarter net income of $261 thousand, or $0.12 per diluted share, as compared to net income of $676 thousand, or $0.31 per diluted share, in the same quarter of 2006. This decrease is due, in large part, to an additional provision of $350,000 to the loan loss reserve made during the quarter. The addition of $350,000 was made to replenish the loan loss reserve for third quarter 2007 charge-offs totaling $344,000, the most significant charge-offs Bay National Bank has experienced in its more than seven-year history. These charge-offs are primarily a result of weaknesses in the Bank’s portfolio of investor-owned residential construction and reconstruction loans resulting from problems in the housing market in the Bank’s target market.

Total assets rose 10.3% to $260.9 million at September 30, 2007 as compared to $236.6 at September 30, 2006. Deposits rose 8.8% from the year-ago quarter. Net loans increased 4.4% year-over-year; however, loan growth remains challenging as payoffs have kept up with originations. Book value per common share reached $9.57, up 11.3% from the year-ago quarter, and stockholders’ equity reached a record high of $20.5 million.

“Overall, I am pleased with the solid underlying performance of our core business in the third quarter given the macro environment; although these positive results were overshadowed by the repercussions of the nationwide real estate market correction that began in the third quarter 2007,” commented Hugh W. Mohler, Chairman and CEO. “We are proactively and aggressively addressing the problems in our residential construction portfolio. Our commercial loan portfolio, which is the anchor of our assets, is strong and robust. Our residential real estate exposure, which continues to be vigorously managed, is a relatively small percentage of our diversified loan portfolio.”

“Bay National Bank has always been opportunistic, even in today’s challenging banking climate, and I am pleased to announce that, during the third quarter, four extremely capable and seasoned commercial bankers, Brian Israel, David Gramil, Theresa Fodel, and Mary Ellen Marsalek, supported by cash management specialist, Nancy Kablaoui, joined our team to lead our expansion into the Baltimore-Washington corridor,” stated Mr. Mohler.

“The Bank’s strategic position in the marketplace is a source of great optimism as we continue to capitalize on market opportunities created by the continued fallout from the consolidations of regional and national banks, most notably, the recent merger of one of the last independent Baltimore-based banks, Mercantile-Safe Deposit and Trust, with Pittsburgh-based PNC. We will continue to pursue experienced commercial bankers in order to expand our footprint in thriving markets. Although this strategy may have a short-term impact on operating results, we believe it is in the best long-term interests of our Company and its shareholders,” noted Mr. Mohler.

On September 29, 2007, Bay National Bank was recognized by the Baltimore Business Journal as the “Fifth Most Generous Corporate Giver in the Baltimore Area.” This designation brings us a great deal of gratification and is in keeping with our commitment to the betterment of the community.

Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. Bay National Bank believes that it now occupies a unique niche in the banking industry. It also believes that it has positioned itself between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and between much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Corporation has two full-service banking offices—Baltimore and Salisbury, Maryland—and a loan production office in the Baltimore-Washington corridor. It offers a complete range of corporate, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts, including statements with respect to expansion plans and hiring goals, constitute “forward-looking statements” as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology.  Such statements, specifically regarding Bay National Corporation’s intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, technological changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, and other factors which may affect Bay National Corporation specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF SEPTEMBER 30, 2007 and 2006
(dollars in thousands, except per share data)

	2007	2006
Total assets	$260,875	$236,621
Cash and due from banks	15,913	2,130
Federal funds sold and other overnight investments	15,296	15,140
Investment securities available for sale	399	699
Other equity securities	1,066	1,117
Loans, net	222,733	213,263
Deposits	225,069	206,792
Short-term borrowings	6,003	1,550
Subordinated debt	8,000	8,000
Stockholders’ equity	20,452	18,300

Common shares outstanding	2,137,633	2,128,134
Book value per share	$9.57	$8.60
Ratio of interest earning assets to interest bearing liabilities	115.67%	126.02%
Stockholders’ equity as a percentage of assets	7.84%	7.73%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 and 2006

Weighted average yield/rate on:	2007	2006
Loans	9.03%	9.02%
Investments and interest bearing cash balances	4.07%	3.23%
Interest bearing liabilities	4.55%	4.21%
Net interest spread	4.04%	4.46%
Net interest margin	4.95%	5.30%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 and 2006
(dollars in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Interest income	$5,139	$5,209	$15,826	$14,383
Interest expense	2,219	2,103	6,708	5,596
Net interest income	2,920	3,106	9,118	8,787
Provision for credit losses	350	128	350	128
Net interest income after provision for credit losses	2,570	2,978	8,768	8,659
Non-interest income	148	206	521	601
Non-interest expenses	2,275	2,065	6,787	6,024
Income before income taxes	443	1,119	2,502	3,236
Income tax expense	182	443	1,000	1,285
Net income	$261	$676	$1,502	$1,951

PER COMMON SHARE
Basic net income per share*	$.12	$.32	$.70	$.92
Diluted net income per share*	$.12	$.31	$.68	$.88
Average shares outstanding (Basic)*	2,135,688	2,126,694	2,131,671	2,122,669
Average shares outstanding (Diluted)*	2,212,740	2,212,149	2,211,104	2,211,478

STOCK PRICE
High*	$16.75	$17.77	$17.55	$20.91
Low*	$14.50	$16.82	$14.50	$16.27
Close*	$15.35	$17.27	$15.35	$17.27

* All periods have been adjusted to reflect a 1.1 to 1 stock split in the form of a 10% stock dividend recorded on June 29, 2007

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	September 30, 2007	September 30, 2006
Total deposits	$225,069	$206,792
National market certificates of deposit	(15,496)	(32,159)
Variable balance accounts (2 customers as of September 30, 2007 and 1 customer as of September 30, 2006)	(24,664)	(6,452)
Portion of variable balance accounts considered to be core	3,000	3,000
Core deposits	$187,909	$171,181